Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 (File No. 333-173254) of Realogy Corporation and its subsidiaries and Domus Holdings Corp. and its subsidiaries, of our report dated April 1, 2011, relating to the financial statements at December 31, 2010 and 2009, financial statement schedule and the effectiveness of internal control over financial reporting of Realogy Corporation and its subsidiaries and Domus Holdings Corp. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

May 17, 2011